Exhibit 99(p)(4)(ii)

Code of Ethics

July 2018

This document has been produced by PGR Capital LLP, which is authorised and regulated by the Financial Conduct Authority with number 503401.

This document is confidential and may be privileged. If you are not the intended recipient, please do not read, copy or re-transmit it or any part of its contents or take any action in reliance on it. If you have received it in error, please notify us by email and destroy any copies.

It is expressly understood that this document is directed exclusively at Professional Clients and other persons exempted under The Financial Services and Markets Act 2000 (“FSMA”) and The Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001 as amended from time to time. This document may contain information on securities that is not approved by an Authorised Person under the FSMA and is directed at institutional and professional investors. Under no circumstances should Retail Clients rely on or act upon its content.

All reasonable efforts have been made to ensure that the contents of this document are accurate. However, errors and omissions may exist and the contents are subject to change without notice.

This document discusses investments in futures and forward contract markets. Such investments may be subject to a number of risks, including the risk of sudden and large falls in value which in extreme cases can exceed the original amount of the investment. Exchange rate movements may also have an adverse effect on the value of investments. Past performance is not necessarily indicative of future results. In addition, particular investments may not be suitable for all investors and further analysis will be required.

PGR Capital LLP is a limited liability partnership registered in England and Wales with registration number OC346820. The registered office is at Norfolk House, 31 St James’s Square, London, SW1Y 4JJ.

Introduction

The trading advisor (“Trading Advisor”) and all of its Access Persons (as defined below) and other Relevant TA Personnel (Appendix A) owe a fiduciary duty to each Registered Investment Company. As fiduciaries, Relevant TA Personnel must avoid activities, interests and relationships that may interfere or appear to interfere with making decisions in the best interests of a Registered Investment Company. Accordingly, Trading Advisor has adopted this Code of Ethics (the “Code”) which:

●	Seeks to place the interests of Registered Investment Companies over the interests of any Relevant TA Personnel;

●	Imposes standards of business conduct for all Relevant TA Personnel;

●	Requires Relevant TA Personnel to comply with applicable Federal Securities Laws;

●	Regulates Access Persons’ personal Securities transactions; and

●	Requires reporting and review of personal Securities transactions of Access Persons.

This Code uses various defined terms. Some of those terms are defined in the body of the Code. In addition, other terms are defined in the Definitions section found at the end of this Code.

Business Conduct Standards

All Relevant TA Personnel are required to comply with the fiduciary duties placed on investment advisers including but not limited to the following standards of conduct:

Do Not Engage in Fraudulent Activity

Information obtained in the course of business activities for Trading Advisor, which is not otherwise generally available to the public, is proprietary and strictly confidential. In particular, no Relevant TA Personnel shall

●	misuse material, non-public information whether obtained in the course of business activities for Trading Advisor or otherwise;

●	employ any device, scheme or artifice to defraud a Registered Investment Company;

●	make any untrue statement of a material fact to a Registered Investment Company;

●	engage in any act, practice, or course of business which operates to defraud or deceive a Registered Investment Company;

●	engage in any manipulative practice with respect to a Registered Investment Company; or

●	misappropriate any assets or investment opportunities of a Registered Investment Company.

Unlawful Actions

It is unlawful for any Relevant TA Personnel, in connection with the purchase or sale, directly or indirectly, by the person of a Covered Security:

●	To employ any device, scheme or artifice to defraud a Registered Investment Company;

●	To make any untrue statement of a material fact to a Registered Investment Company or omit to state a material fact necessary in order to make the statements made to a Registered Investment Company, in light of the circumstances under which they are made, not misleading;

●	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Registered Investment Company; or

●	To engage in any manipulative practice with respect to a Registered Investment Company.

Place the Interests of a Registered Investment Company First

As fiduciaries, Relevant TA Personnel must scrupulously avoid serving their own personal interests ahead of the interests of a Registered Investment Company. Relevant TA Personnel may not cause a Registered Investment Company to take action, or not to take action, for their personal benefit rather than the benefit of a Registered Investment Company.

Legal Compliance

Relevant TA Personnel must obey all laws and regulations applicable to Trading Advisor’s provision of advisory services to the Trading Entity, which is indirectly owned by a Registered Investment Company through the Subsidiary, including, but not limited to, the Federal Securities Laws (but only to the extent applicable).

Personal Securities Transactions

Access Persons must comply with the personal trading and reporting policies and procedures set forth in PGR Capital’s Personal Account Dealing Policy.

Maintenance of Records

Trading Advisor will maintain records relating to the Code and reports required to be made by Access Persons at its principal place of business as follows:

●	a copy of the Code that is in effect, and any prior code in effect within the past five years, will be maintained in an easily accessible place;

●	a record of any violation of the Code, and any action taken as a result of the violation, will be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

●	a copy of each report made by an Access Person, including any information provided in lieu of reports, will be maintained for five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

●	a record of all persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place;

●	a copy of each report provided to the board of directors of a Registered Investment Company will be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

Reports to Boards

No less frequently than annually, Trading Advisor shall furnish to the board of directors of a Registered Investment Company a written report that:

●	describes any issues arising under the Code or procedures since the last report to such board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

●	certifies that Trading Advisor has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Reporting of Violations

If you become aware of any violation(s) or potential violation(s) of any of the provisions of this Code, you must report such violation(s) or potential violation(s) promptly to the CCO. Failure to report any violation(s) of this Code, which you are aware of, in a prompt manner will be considered itself a violation of the Code and subject to remedial action.

APPENDIX A - DEFINITIONS

The definitions below apply to this Code only.

A.    “Access Person” means (i) any director, officer, general partner, managing member or employee of Trading Advisor (or of any company in a control relationship to Trading Advisor) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Registered Investment Company, or whose functions relate to the making of any recommendations with respect to such purchase or sales, (ii) any natural person in a control relationship to Trading Advisor who obtains information concerning recommendations made to a Registered Investment Company with regard to the purchase or sale of Covered Securities by the Registered Investment Company, (iii) any employee of Trading Advisor (or of any company in a control relationship to Trading Advisor), who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by a Registered Investment Company and (iv) any natural person who controls Trading Adviser and who obtains information concerning recommendations made to a Registered Investment Company regarding the purchase or sale of Securities by the Registered Investment Company.

B.    “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

C.    “Covered Security” means a Security as defined in item J below (in effect, all Securities) except that it shall not include direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and shares issued by open-end Funds.

D.    “Federal Securities Laws” means the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury.

E.     “Fund” means an investment company registered under the 1940 Act.

F.     “Initial Public Offering” means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

G.    “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 promulgated thereunder.

H.    “Registered Investment Company” means a Fund advised or subadvised by Trading Advisor.

I.      “Relevant TA Personnel” means

i.      “Key Persons” as defined (the Trading Advisor shall review and update this list of individuals on an ongoing basis so that it includes all personnel who participate in making investment decisions with respect to the Trading Entity) and

ii.     all Access Persons.

J.     “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.